Exhibit 99.1

QUARTERLY REPORT June 2023 1 Highlights SAFETY AND PRODUCTION ➢ Australia TRIFR of 2.52 and U.S. TRIR of 2.05 as of 30 June 2023, with both regions improving quarter-on-quarter and well below their respective industry averages. Logan Complex achieved 1-million hours LTI free. ➢ Strong production delivery with Group ROM coal production of 7.2 Mt (up 15.3%) and Group Saleable production of 4.5 Mt (up 22.0%) compared to the March quarter. ➢ Curragh ROM coal production of 3.8 Mt (up 41.0%) and Saleable production of 3.0 Mt (up 43.5%) compared to the March quarter. Best quarterly ROM coal production since September quarter 2020. ➢ Record quarterly prime waste movement at Curragh; Total waste movement up 25.1% compared to the March quarter. ➢ Successfully negotiated a new 4-year enterprise agreement at Curragh. ➢ Record monthly ROM coal production from Eagle No.1 mine (Logan) in May. ➢ Curragh North Underground project approved by Board of Directors. FINANCIAL AND CORPORATE ➢ Group Revenue of $1,493 million achieved in H1 2023; June quarter Group Revenue of $728 million. ➢ Closing Cash of $434 million and Net Cash of $192 million at 30 June 2023. ➢ Executed an agreement to refinance the undrawn ABL facility, increasing the facility limit to $150 million. ➢ Group Capital Expenditure for the June quarter was $48 million. ➢ Coronado released its 2022 Sustainability Report with a heightened focus on the environment and climate and a significant ongoing commitment to its people and communities. ➢ Jeff Bitzer appointed as Group Chief Operating Officer effective 10 July 2023. COAL SALES AND MARKETS ➢ Group Sales volumes for the June quarter were 4.0 Mt, up 8.3% compared to the March quarter. ➢ June quarter Group Realised Price Per Tonne of Met Coal Sold was $219.5 per tonne (mix of FOR / FOB / Domestic pricing), down 8.4% on the prior March quarter. ➢ H1 Group Realised Price Per Tonne of Met Coal Sold was $229.1 per tonne reflecting a 78.0% realisation on the H1 average PLV HCC FOB AUS price index of $293.8 per tonne. Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 E investors@coronadoglobal.com www.coronadoglobal.com About Coronado Coronado Global Resources Inc. is a leading international producer of high-quality Metallurgical Coal, an essential element in steel production. Our coals, transformed in the steelmaking process, support the manufacture of everyday steel-based products, including renewable energy infrastructure, that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest Metallurgical Coal producers globally by export volume, serving customers on five continents. Coronado is committed to operating in an ethical and sustainable manner and supporting the communities in which we operate. The management team has extensive global experience with blue-chip resource companies. It has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited. Coronado will release its 2023 Half Year results and Quarterly Report on Form 10-Q for the period ended 30 June 2023 with the ASX and SEC on 8 August 2023 (AEST).

Message from the CEO Douglas Thompson, Chief Executive Officer 2 I am proud to report that Coronado performed strongly in the June quarter, delivering on a number of milestones that have set the Company up well for the remainder of 2023 and the future. The business delivered quarter-on-quarter higher production, waste and sales volumes, and maintained a strong balance sheet with healthy liquidity levels, positioning us well for our growth plans. In addition, Coronado has further improved its reportable safety rates year-on-year; released its fifth Sustainability Report with a heightened focus on the environment and climate and a significant ongoing commitment to its people and communities; successfully negotiated a new 4-year enterprise agreement at Curragh; and continued to invest capital in our organic growth pipeline and emissions reduction projects. I am pleased to announce that in June, the Board of Directors officially approved the Curragh North Underground Project. This project underpins our organic growth strategy to deliver saleable production of 13.5 Mtpa, and diversity of coal supply strategy (open-cut and underground), from Curragh by 2025. Coronado has extensive experience as underground miners, having operated Longwall / Bord and Pillar operations in the U.S. for many years. Upon full project ramp-up, and combined with our organic growth works at Buchanan, Coronado is targeting production of 20.5 Mtpa by 2025. Q2 Operational Overview As of 30 June 2023, our Australian TRIFR was 2.52 and our US TRIR was 2.05, both rates below the relevant industry averages. On a consolidated basis, the Group’s TRIR stands at 1.09, reflecting a 16% improvement over the same period in 2022. The health and safety of our workforce remains our #1 priority, and we continue to advance several initiatives to improve our safety rates every quarter. I am pleased to announce that our Logan Complex, which includes multiple underground and surface mines achieved 1-million hours LTI free in the quarter. This is a tremendous effort by the team. Coronado completed the second quarter with Group ROM coal production of 7.2 Mt (up 15.3%), Saleable production of 4.5 Mt (up 22.0%) and Sales volumes of 4.0 Mt (up 8.3%) compared to the March quarter. At Curragh, the benefits from continued improvements to the mine plan, recent maintenance activities and drier conditions resulted in ROM coal production of 3.8 Mt (up 41.0%), Saleable production of 3.0 Mt (up 43.5%) and Sales volumes of 2.5 Mt (up 12.9%) compared to the March quarter. June quarter ROM coal production is the highest since Q3 2020. Over the past four months, Curragh Saleable production has been operating at a run-rate of approximately 1.0 Mt per month. In addition to the strong coal production performance, the Curragh mine also delivered record prime-waste removal in the June quarter setting the mine up well for greater coal exposure in future quarters. Our U.S. operations had another strong quarter, delivering ROM coal production of 3.4 Mt and Saleable production of 1.6 Mt. During the quarter, the Buchanan mine successfully completed a Longwall move with only a four-day outage. At the Logan Complex, Eagle No. 1 mine set a new production record in May. There were no adverse weather conditions during the quarter which allowed for stable operations. Rail performance also improved during the quarter following some delays in late March. Balance Sheet and Liquidity Coronado reports revenue for the quarter and half-year of $728 million and $1,493 million, respectively. On 30 June 2023, Coronado had a Net Cash position of $192 million, 12% higher than the closing 30 June 2022 position, and maintained Available Liquidity of $534 million. In May, Coronado further enhanced its balance sheet and liquidity position following the execution of an agreement to refinance its ABL Facility, increasing the facility limit to $150 million, with extended maturity to July 2026. Metallurgical Coal Markets The average PLV HCC FOB AUS price index for the June quarter decreased 29.4% over the prior quarter with the price ending June at $233 per tonne. The downward price adjustment was driven mostly by weak end user demand resulting in delayed restocking of coal inventories, combined with higher supply from Australia due to drier operating conditions in the June quarter. The PLV HCC FOB AUS price index stabilized within a $10 per tonne range in June between $226 - $236 per tonne as QLD exports were limited by railway bottlenecks and some restocking from Indian steel mills prior to monsoon season. Coronado anticipates that prices will remain under pressure in the short term, albeit above historical averages, before improving in late Q3 as restocking demand from India and China commences, and prior to any potential weather disruptions as the Bowen Basin enters its wet season in Q4. Group COO Appointment On 10 July 2023, Coronado announced the appointment of Jeff Bitzer to the newly established Group Chief Operating Officer (COO) role. For the past two years, Jeff has demonstrated exceptional leadership and expertise in his role as COO for Coronado’s U.S. operations. With over 40 years of experience in operations management within the coal mining industry, Jeff brings a wealth of knowledge and technical proficiency to this new position. I congratulate Jeff on his appointment.

Production and Sales

Quarterly Production and Sales Performance

Summary Information (unaudited)		Jun Q23	Mar Q23	Change	Jun 2023 YTD	Jun 2022 YTD	Change
ROM Production	**Mt**	**7.2**	**6.2**	**15.3%**	**13.4**	**12.2**	**9.6%**
Australia	Mt	3.8	2.7	41.0%	6.5	5.8	12.3%
USA	Mt	3.4	3.5	(4.4%)	6.9	6.4	7.3%
Saleable Production	**Mt**	**4.5**	**3.7**	**22.0%**	**8.2**	**7.5**	**9.8%**
Australia	Mt	3.0	2.1	43.5%	5.0	4.5	10.8%
USA	Mt	1.6	1.6	(4.9%)	3.2	3.0	8.3%
% Met Coal	**%**	**78.7%**	**82.9%**	**(4.2%)**	**80.6%**	**80.4%**	**0.2%**
Sales Volumes	**Mt**	**4.0**	**3.7**	**8.3%**	**7.6**	**8.3**	**(8.0%)**
Australia	Mt	2.5	2.2	12.9%	4.7	5.1	(9.0%)
USA	Mt	1.5	1.5	1.4%	3.0	3.2	(6.3%)
Sales Mix							
Met Coal	%	76.0%	74.7%	1.3%	75.3%	77.8%	(2.5%)
Thermal Coal	%	24.0%	25.3%	(1.3%)	24.7%	22.2%	2.5%
Export Sales	%	71.7%	73.5%	(1.8%)	72.5%	67.4%	5.1%
Domestic Sales	%	28.3%	26.5%	1.8%	27.5%	32.6%	(5.1%)
AU- Realised Met Price (FOB)	US$/t	237.7	241.9	(1.7%)	239.7	329.4	(27.2%)
PLV HCC FOB AUS Index Price	US$/t	242.8	343.9	(29.4%)	293.8	466.8	(37.1%)
% of PLV HCC FOB AUS Index	%	97.9%	70.3%	27.6%	81.6%	70.6%	11.0%
US - Realised Met Price (FOR)	US$/t	196.0	236.9	(17.3%)	215.5	253.5	(15.0%)
% of PLV HCC FOB AUS Index	%	80.7%	68.9%	11.8%	73.4%	54.3%	19.1%
Group - Realised Met Price (combination of FOB / FOR)	US$/t	219.5	239.7	(8.4%)	229.1	292.8	(21.8%)
% of PLV HCC FOB AUS Index	%	90.4%	69.7%	20.7%	78.0%	62.7%	15.3%

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

ROM coal production for the Group in the June quarter was 7.2 Mt, 15.3% higher than the March quarter. Saleable production for the Group in the June quarter was 4.5 Mt, 22.0% higher than the March quarter.

The Australian operations had an excellent June quarter, building on the solid March monthly production rates. The Curragh Complex delivered ROM coal production of 3.8 Mt and Saleable production of 3.0 Mt, reflecting increases over the prior March quarter of 41.0% and 43.5% respectively. These impressive results are due to a combination of drier operating conditions following above average rainfall in January and from strong delivery to the mine plan following the major maintenance activities actioned in the prior quarter. Across the previous four months (March to June inclusive), Curragh averaged a Saleable production rate of ~1.0 Mt per month. The 3.8 Mt of ROM coal production delivered in the June quarter reflects Curragh's best operational performance since the September quarter of 2020. Additionally, Curragh significantly advanced overburden / waste movement works during the quarter. June quarter waste movement was 25.1% higher than the March quarter (June Q: 51.1 Mbcms vs March Q: 40.8Mbcms) setting the mine up well for coal exposure in the second half of 2023. Specifically, during the June quarter, prime waste removal was the highest in the near 40-year history of the Curragh Complex.

The U.S. operations had another strong quarter, with both ROM coal production of 3.4 Mt and Saleable production of 1.6 Mt. During the quarter, the Buchanan mine successfully completed a Longwall move. The move only resulted in a four-day outage which is substantially shorter than many of Coronado's underground mining peers as the Buchanan mine is well capitalised with two longwalls. At the Logan Complex, the Eagle No. 1 mine set a new production record in May. During the June quarter, the Buchanan and Logan mines were not impacted by adverse weather conditions allowing for stable operations. Rail performance also improved during the quarter following some delays in late March.

3

4 Coronado anticipates delivering further improved production performance and maintains existing FY23 guidance if drier conditions continue into the September and December quarters. Sales volumes for the Group in the June quarter were 4.0 Mt, 8.3% higher than in the March quarter. Sales volumes from the Australian and U.S. operations were 2.5 Mt and 1.5 Mt, respectively. The sales profile for Curragh was higher in the June quarter due to higher production and the negative impacts to sales in the prior quarter, due to the logistics chain delays incurred following the Blackwater line train derailment in late January. Strong June production rates and some sales slippage into July saw Curragh finish June with a large inventory build. This inventory on stockpile is expected to be sold in July with a return to average stockpile levels in the September quarter. The Group Realised Price Per Tonne of Met Coal Sold for the June quarter (mixture of FOB / FOR / Domestic pricing) was $219.5 per tonne, a decrease of 8.4% from the March 2023 quarter. Australia’s Realised Price Per Tonne of Met Coal Sold was $237.7 per tonne (FOB) for the June quarter, a decrease of 1.7% compared to the March quarter. The U.S. operations achieved a Realised Price Per Tonne of Met Coal Sold for the June quarter of $196.0 per tonne (mixture FOR / Domestic fixed) that was 17.3% lower than the March quarter. Realised prices have fallen quarter-on-quarter due to the impact of lower Met Coal index prices and product mix. The H1 Group Realised Price Per Tonne of Met Coal Sold (mixture of FOB / FOR / Domestic pricing) was $229.1 per tonne and equates to a 78.0% realisation on the average PLV HCC FOB AUS price index in H1 of $293.8 per tonne. Source: S&P Global Platts 31 December 2019 to 14 July 2023. 220.00 231.00 227.00 127.00 0.00 100.00 200.00 300.00 400.00 500.00 600.00 700.00 USD Price per Metric Tonne Metallurgical Coal Price Indices (US$/t) PLV HCC FOB AUS LV HCC FOB USEC PLV HCC CFR China NEWC Thermal Long Term Historical Average Met Price $192/t

5 As a percentage of total Sales volumes for the June quarter, export sales were 71.7%. Coronado’s proportion of Met Coal sales revenue as a percentage of total coal revenues in the June quarter was 92.2%. As a percentage of total Sales volumes year-to-date, export sales were 72.5%. Coronado’s proportion of Met Coal sales revenue as a percentage of total coal revenues year-to-date was 90.4%. Year-to-date, the percentage of Met Coal sales was lower than prior periods, due to the shipment of Thermal export tonnes in January that were contracted in 2022 when Thermal prices were substantially elevated, and switching was prevalent. Coronado expects to return to its traditional Met versus Thermal revenue mix by year end. 71.7% 9.0% 19.4% Jun Q23 Sales Volumes Mix Export US Domestic AUS Domestic 92.2% 7.8% Jun Q23 Revenue Mix Metallurgical Coal Thermal Coal 72.5% 9.0% 18.5% June YTD Sales Volumes Mix Export US Domestic AUS Domestic 90.4% 9.6% June YTD Revenue Mix Metallurgical Coal Thermal Coal

Coronado STEEL STARTS HERE

Curragh North Underground Met Coal Project

Project Summary

The Curragh North Underground Met Coal Project completed pre-feasibility study works in late 2022. Results from the study were positive and determined that the project was worth pursuing and subsequently ranked higher than other organic open-cut expansion options at the Curragh Complex.

It is envisaged that the project will achieve first coal in late 2024 and produce a quality of Met Coal similar to the existing Curragh North open-cut operating area. The project will utilise the final open-cut highwall to gain direct access to the coal seams, thereby significantly reducing capital expenditure requirements and start-up risk.

Phase 1 of the project will utilise three continuous miners via a "Bord and Pillar" operation and produce between 1.5 – 2.0 Mtpa Saleable production once fully operational. Future phases are expected to also exploit current coal reserves under open cut waste dumps. The full resource estimate is approximately 48 million ROM tonnes.

An exploration program has commenced to increase information in relation to gas, geotechnical qualities, and coal reserve. An operational readiness team has been established consisting of project management, engineering, environmental, geotechnical design, and procurement specialists.

A summary of the project is included in the "Coronado Steel Starts Here" video located on our website at https://coronadoglobal.com/.

Board Approval

The project received Board of Directors approval in late June and underpins Coronado's strategy to deliver Saleable production of 13.5Mtpa from the Curragh Complex by 2025. Coronado has extensive experience as underground miners, having operated Longwall and Bord and Pillar operations in the U.S. for many years.



RAMP 24
PIT U
PIT U
RAMP 25
RAMP 23
Jellinbah
Plains
PIT T
Curragh
North Mine
Spoil Dump
RAMP 22
ML 80110
Spoil Dump
ML 80123
PIT S
RAMP 20
MDL 162
MDL
162

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7 Project Indicative Timeline Executive Team Changes On 10 July 2023, Coronado announced the appointment of Jeff Bitzer to the newly established Group Chief Operating Officer (Group COO) position. Prior to the announcement, Jeff held the position of COO for Coronado’s U.S. Operations and has worked in that role for the past two years. Jeff joined Coronado in 2013 in the position of Vice President, U.S. Operations, responsible for the management of safety and environmental performance, costs, productivity, and capital expenditure for all U.S. Operations. Jeff has over 40 years’ experience in operations management involving all aspects of coal mining. He has a technical background involving safety management, environmental compliance, cost control and analysis, production management, reserve evaluation, quality control, and process improvement. CEO Douglas Thompson conveyed his enthusiasm, stating, "Today's executive-level organisational change marks a pivotal moment for Coronado. Through the establishment of the Group COO role and the appointment of Jeff Bitzer, we are laying a strong foundation for the continued growth and success of our company." Coronado is excited for the future and the benefits afforded to the Company by this leadership change. These benefits include increased sharing of knowledge and expertise between sites and regions to boost safety, innovation, efficiency, and sustainability measures globally, the opportunity for operational leadership teams to further refine their attention on reaching production targets, and an enhanced focus on Coronado’s strategic growth.

8 Financial and Corporate H1 2023 Group revenues were $1,493 million, down 24.6% compared to H1 2022 revenues of $1,980 million. Lower revenues year-to-date are reflective of the 37.1% fall in PLV HCC FOB AUS index prices year-to-date, partly offset by higher production and Sales volume results. June quarter Group revenues were $727.5 million, down 5.0% compared to the prior March quarter. H1 2023 Average Mining Costs Per Tonne Sold for the Group was $97.2 per tonne. Higher mining costs per tonne are attributable to inflationary pressures, and the impacts from lower production in the March quarter deferred to subsequent quarters following the above average wet weather in January and train derailment on the Blackwater line. The Company expects H2 2023 Average Mining Costs Per Tonne Sold to be lower as production plans are weighted to the second half of the year. H1 2023 Capital Expenditure of $89.1 million was down 2.7% compared to H1 2022 ($91.5 million) with some works deferred to H2 2023 given wet weather and maintenance programs in the March quarter at Curragh. As previously guided, FY23 Capital Expenditure is expected to be higher in 2023 as the Group invests capital into organic growth projects including Buchanan’s expansion works and the Curragh Underground and Gas Pilot Projects. Coronado continues to maintain a strong Balance Sheet and healthy liquidity levels. As of 30 June 2023, the Company’s Net Cash position was $192 million, consisting of a closing cash balance of $434 million and $242 million aggregate principal amount of 10.750% Senior Secured Notes due 2026. Coronado has Available Liquidity of $534 million as of 30 June 2023, comprising cash and cash equivalents (excluding restricted cash) and undrawn available borrowings under our senior secured asset-based revolving credit facility (“ABL Facility”) dated 12 May 2021. On 8 May 2023, Coronado successfully executed an agreement to refinance its ABL Facility. As part of the refinance, Coronado has increased the facility limit from $100 million to $150 million and extended the maturity until July 2026. Coronado reaffirms previously announced FY23 guidance for Saleable production (16.8 – 17.2 Mt); Average Mining Costs Per Tonne Sold ($84.0/t - $87.0/t), and Capital Expenditure ($260 million - $290 million). Coronado will release its 2023 Half Year results to the market on 8 August 2023 (AEST). 0 500 1,000 1,500 2,000 2,500 H1 2019 H1 2020 H1 2021 H1 2022 H1 2023 (unaudited) Group Revenue (USD in millions) Coronado Total Group Revenues (1 January - 30 June) Historical

9 Sustainability On 17 May 2023, Coronado released its 2022 Sustainability Report, with a heightened focus on the environment and climate and a significant ongoing commitment to its people and communities. The report, which summarises Coronado’s performance for the financial year ended 31 December 2022, highlights the progress made in developing sustainable strategies which benefit all stakeholders. “We have made impressive improvements across every one of our sustainability targets relating to emissions reductions, critical incidents and workforce diversity. We are very encouraged by the fact that we have progressed against each of these target areas in our first year of reporting against them,” said Coronado Chair Gerry Spindler. Coronado has a directional intent to have net zero operational emissions across its business by 2050, and in 2022, made solid progress with an 11% reduction in scope 1 and 2 gross greenhouse gas (GHG) emissions compared to 2021. Coronado’s commitment to a 30% reduction in Scope 1 and 2 GHG emissions was strengthened by decarbonisation projects that commenced at both Buchanan and Curragh. In 2019, methane emissions from Buchanan accounted for 63% of Coronado’s total carbon impact. To address this, in July 2022, Coronado successfully commissioned its first Ventilation Air Methane (VAM) Regenerative Thermal Oxidation (RTO) unit. Utilising the latest available technology, the VAM project converts fugitive methane gas emissions to carbon dioxide, significantly reducing the mine’s carbon footprint. From July to December 2022, more than 70,000 tCO2e was removed from the Buchanan mine via the use of this technology. Given the success of the project, plans are progressing for the installation of an additional RTO unit in 2024. In 2022, Coronado reported zero work-related fatalities across the business and reported zero cultural heritage or significant environmental incidents. “The safety of everyone who enters any of our work locations is Coronado’s absolute priority. The health and safety of Coronado’s people is reinforced everyday through our culture, which is developed via our behaviours, training, and procedures. Our commitment to health and safety is a moral obligation that Coronado will never compromise. We expect our people to go home safely every day,” said Mr Spindler. In 2022, Coronado also made progress in its efforts to broaden the diversity of its workforce with a focus on increasing the number of female employees across all operations and the number of Aboriginal and Torres Strait Islander Peoples in Australia. The Sustainability Report can be accessed at https://coronadoglobal.com/environment-social-governance/

10 Operational Overview and Outlook Health and Safety The safety and well-being of our people continues to be Coronado’s #1 priority. In Australia, the 12-month rolling average TRIFR as of 30 June 2023 was 2.52, compared to 4.08 as of 30 June 2022, reflecting a 38% year-on-year improvement. In the U.S., the 12-month rolling average TRIR as of 30 June 2023 was 2.05, compared to 2.01 as of 30 June 2022. The Group TRIR as of 30 June 2023 was 1.09, compared to 1.29 as of 30 June 2022. Within the quarter, the Logan Complex achieved 1 million hours LTI Free. This is the first time in Logan’s history since mining commenced in 2005 for such an achievement. The Curragh team continued working on the “Dragline Proximity Awareness Project” during the quarter. This innovative project to devise and implement technology solutions is improving proximity awareness in the operating areas of the dragline fleet. The technology utilises radar and lidar imagery to alert a dragline operator when personnel or equipment enter the operational areas of the machines. The outcome of the project is to reduce the risk of personnel / equipment interactions with the draglines to promote an enhanced safe working environment. A roll-out of the technology on all of Curragh’s dragline fleet is expected by the end of 2023. Australia (Curragh) ROM coal production for the June quarter was 3.8 Mt (41.0% higher), Saleable production was 3.0 Mt (43.5% higher), and Sales volume was 2.5 Mt (12.9% higher) compared to the March quarter. ROM coal production was the best quarter for Curragh since the September quarter 2020. Waste removal for the June quarter was 51.1 Mbcms, 25.2% higher than the prior quarter. Curragh set a new prime-waste removal record in the quarter. Strong June quarter results are due to a combination of drier operating conditions following above average rainfall in January and from strong delivery to mine plan following major maintenance activities in the prior quarter. Strong June production rates and some sales slippage into July saw Curragh finish June with a large inventory build. Management expects this inventory to be sold in July with a return to average stockpile levels in the September quarter. In the June quarter, Curragh’s Realised Price Per Tonne of Met Coal Sold was $237.7 per tonne (FOB), 1.7% lower than the prior quarter. Curragh seaborne contracts are traditionally negotiated every quarter relative to the average prior three-month index. Year-to-date, Curragh’s Realised Price Per Tonne of Met Coal sold was $239.7 per tonne (FOB) reflecting an 81.6% realisation on the H1 average PLV HCC FOB AUS index price for all grades of Met Coal produced from the mine. On 6 July, the Company received confirmation that its new 4-year enterprise agreement (EA) with the workforce at Curragh had been approved and certified and came into effect on 13 July 2023. This agreement marks a significant milestone for the mine and the dedicated team members who work at Curragh. The new EA ensures employee stability, but also demonstrates Coronado’s commitment to providing competitive benefits to employees, recognising their valuable contributions, professional growth, and overall well-being. The EA was achieved through extensive negotiations between Management, Employees and Union representatives and reflects Coronado’s commitment to fostering a positive and collaborative work environment that supports long term safe and sustainable production and job satisfaction for all parties involved. Curragh’s focus for the remainder of 2023 is to continue the strong production momentum achieved in the last four months. In accordance with the One Curragh plan, Curragh plans to deliver second-half weighted production rates and enhanced productivities to achieve full-year Group market guidance, subject to weather. The mine will also continue to advance the Gas Pilot Project and Curragh North Underground Project as part of its strategic plans. United States (Buchanan and Logan) ROM coal production for the June quarter was 3.4 Mt (4.4% lower), saleable production was 1.6 Mt (4.9% lower), and sales volume was 1.5 Mt (1.4% higher) compared to the March quarter. June quarter production and sales for the U.S. business were as planned. The Buchanan mine successfully completed a Longwall move in April and the Eagle No. 1 mine at Logan set another production record in May. The U.S. business had stable operating conditions during the quarter with no adverse weather conditions. Rail performance also improved in the quarter following some logistics chain delays in March. Some sales slippage late in the quarter resulted in a modest inventory build at 30 June compared to the closing prior quarter. In the June quarter, the U.S. Realised Price Per Tonne of Met Coal Sold was $196.0 per tonne, down 17.3% to the prior March quarter. U.S. price realisations reflect export tonnages being sold mostly on an FOR basis and ~40% of production sold under annual domestic contracts at an average price of $201 per tonne. The U.S. operations focus for the remainder of 2023 is to continue producing reliable monthly production rates to meet the needs of Coronado’s customers and to continue driving the expansion works at Buchanan.

Coal Market Outlook

The benchmark PLV HCC FOB AUS average index price for the June quarter was $243 per tonne (March quarter: $344 per tonne), while the benchmark LV HCC FOB USEC average index price for the June quarter was $233 per tonne (March quarter: $313 per tonne). The fall in June quarter prices is due to improved supply from Australia due to drier conditions and an absence of strong restocking demand from steelmakers in Japan, Korea, Europe, and India.

The global economic environment and weak steel demand outlook continues to put pressure on steel margins with steelmakers continuing to lower steel prices and delay raw material procurement. Chinese steel production remains high, however weak domestic demand conditions continue to put pressure on steel margins in China, forcing steel mills to divert volume to the export market. Expectations of further stimulus measures and incentives to improve the China real estate market are expected to improve demand and price sentiment in late Q3, as will Indian re-stocking demand, forecast to return following the country's monsoon season and continued growth for planned infrastructure projects.

Coronado anticipates the short-term bearish sentiment will continue to dampen demand and pricing for metallurgical coals in July and August, before restocking demand improves market dynamics thereafter. Despite these short-term headwinds Coronado expects pricing to remain above the long-term average price of $192 per tonne, with the SGX forward curve projecting prices greater than $225 per tonne for the remainder of 2023.

Exploration & Development

Buchanan Expansion

Capital works at Buchanan continued during the quarter to invest in the construction of a new surface raw coal storage area to increase the mine's capacity and reduce the risk of the mine being stock-bound due to any potential logistics chain delays. The mine is also progressing with the construction of a second set of skips to increase the mines hoisting capacity to the surface. Growth plans at our U.S. operations to produce 7.0 Mt by 2025 remain on target.

Curragh North Underground Met Coal Project

In the June quarter, (as noted earlier) Coronado made further progress on the Curragh North Underground Met Coal Project. The Company performed 7,891m of exploration drilling across 34 drill holes for gas, geotechnical and washability information. An additional drill rig was mobilised in June to commence the hydrology program.

Curragh Gas Pilot Project

Coronado made progress on its Gas Pilot Project at Curragh during the quarter. The project is targeting the capture and use of waste mine coal gas as a diesel substitute for our operating fleets. Drilling works continued in the quarter.

Curragh's first dual-fuel mine truck was successfully commissioned to operate for an 8–12 week trial using gas transported from Brisbane. This is the first step towards the conversion of a fleet of 5-6 trucks, that will utilise extracted waste mine coal gas, targeted to occur in the first half of 2024, when the wells come online and are producing sufficient gas to run the fleet.

Once fully commissioned, this project is expected to reduce emissions at Curragh, but also realise a reduction in costs given the substitution of diesel for gas to power the fleet.

Mon Valley

Coronado continues to pursue plans to develop a new underground Met Coal mine in southwest Pennsylvania. Coronado expects that Met Coal from the proposed Mon Valley mine will ultimately be produced from the Upper Freeport Seam in the safest, lowest-cost, and most environmentally responsible manner. Mon Valley retains 134 Mt of marketable Met Coal reserves. Permitting plans on this project are continuing.

Inorganic Growth Opportunities

Since its inception, Coronado has grown via a series of acquisitions of high-quality Met Coal mines. Coronado continues to investigate opportunities to acquire operating Met Coal mines. Coronado targets assets in Australia and North America that are cash accretive from day one, move the Group down the cost curve and hold the potential to deliver above average returns to stockholders.

This announcement was authorised for release by the Board of Coronado Global Resources Inc.

For further information, please contact:

Corporate
Andrew Mooney
Vice President Investor Relations & Communications
P +61 458 666 639
E amooney@coronadoglobal.com

Media
Helen McCombie
Citadel Magnus
P +61 411 756 248
E hmccombie@citadelmagnus.com

APPENDIX

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", "plans", "considers", "forecasts", "anticipates", "targets" and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K filed with the ASX and SEC on 22 February 2023 (AEST), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Quarterly Production and Sales Performance by Mine

Summary Information (unaudited)		Jun Q23	Mar Q23	Change	Jun 2023 YTD	Jun 2022 YTD	Change
ROM Production	**Mt**	**7.2**	**6.2**	**15.3%**	**13.4**	**12.2**	**9.6%**
Curragh	Mt	3.8	2.7	41.0%	6.5	5.8	12.3%
Buchanan	Mt	1.8	2.0	(10.9%)	3.7	3.3	12.0%
Logan	Mt	1.6	1.6	3.8%	3.2	3.1	2.3%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Saleable Production	**Mt**	**4.5**	**3.7**	**22.0%**	**8.2**	**7.5**	**9.8%**
Curragh	Mt	3.0	2.1	43.5%	5.0	4.5	10.8%
Buchanan	Mt	0.9	1.1	(12.6%)	2.0	1.9	6.8%
Logan	Mt	0.6	0.6	10.1%	1.2	1.1	10.8%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Sales Volumes	**Mt**	**4.0**	**3.7**	**8.3%**	**7.6**	**8.3**	**(8.0%)**
Curragh	Mt	2.5	2.2	12.9%	4.7	5.1	(9.0%)
Buchanan	Mt	1.0	1.1	(10.0%)	2.1	2.1	(2.3%)
Logan	Mt	0.5	0.4	32.1%	0.9	1.0	(9.6%)
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The Greenbrier mine is currently idle. YTD sales volumes relate to stockpile coal sales.

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Reconciliation of Non-GAAP financial measures

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) Realised Price Per Tonne of Met Coal Sold, which we define as Met Coal revenues divided by metallurgical sales volume; (ii) Average Mining Costs Per Tonne Sold, which we define as mining costs divided by sales volumes; and (iii) Net Cash, which we define as cash and cash equivalents (excluding restricted cash) less the outstanding aggregate principal amount of 10.750% senior secured notes due 2026.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the three months ended 30 June 2023
(In US$000, except for volume data, unaudited)	Total Consolidated
Total costs and expenses	**1,222,453**
Less: Selling, general and administrative expense	(17,755)
Less: Depreciation, depletion and amortization	(78,303)
Total operating costs	**1,126,395**
Less: Other royalties	(175,906)
Less: Stanwell rebate	(68,257)
Less: Freight expenses	(120,796)
Less: Other non-mining costs	(37,625)
Total mining costs	**723,811**
Sales Volume excluding non-produced coal (MMt)	7.4
Average mining costs per tonne sold	**$97.2/t**

A reconciliation of Net Cash is shown below for each of the periods presented in this report:

	30 June 2023	30 June 2022
(In US$000, except for volume data, unaudited)	Total Consolidated	Total Consolidated
Cash and restricted cash	**434,330**	**485,884**
Less: Restricted cash	(251)	(251)
Cash and cash equivalents (excluding restricted cash)	**434,079**	**485,633**
Less: Aggregate principal amount of 10.750% Senior Secured Notes due 2026	(242,326)	(314,453)
Net Cash	**191,753**	**171,180**

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A reconciliation of Realised Price Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report:

	For the three months ended 30 June 2023		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**431,806**	**295,720**	**727,526**
Less: Other revenues	(8,685)	(1,396)	(10,081)
Total coal revenues	**423,121**	**294,324**	**717,445**
Less: Thermal coal revenues	(19,260)	(37,032)	(56,292)
Met Coal revenues	**403,861**	**257,292**	**661,153**
Volume of Met Coal sold (Mt)	1.7	1.3	3.0
Realised Price Per Tonne of Met Coal Sold	**$237.7/t**	**$196.0/t**	**$219.5/t**

	For the three months ended 31 March 2023		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**398,661**	**367,053**	**765,714**
Less: Other revenues	(7,857)	(19,512)	(27,369)
Total coal revenues	**390,804**	**347,541**	**738,345**
Less: Thermal coal revenues	(18,285)	(64,518)	(82,803)
Met Coal revenues	**372,519**	**283,023**	**655,542**
Volume of Met Coal sold (Mt)	1.5	1.2	2.7
Realised Price Per Tonne of Met Coal Sold	**$241.9/t**	**$236.9/t**	**$239.7/t**

	For the six months ended 30 June 2023		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**830,467**	**662,773**	**1,493,240**
Less: Other revenues	(16,542)	(20,908)	(37,450)
Total coal revenues	**813,925**	**641,865**	**1,455,790**
Less: Thermal coal revenues	(37,545)	(101,551)	(139,096)
Met Coal revenues	**776,380**	**540,314**	**1,316,694**
Volume of Met Coal sold (Mt)	3.2	2.5	5.7
Realised Price Per Tonne of Met Coal Sold	**$239.7/t**	**$215.5/t**	**$229.1/t**

	For the six months ended 30 June 2022		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,183,686**	**796,143**	**1,979,829**
Less: Other revenues	(19,042)	(3,162)	(22,204)
Total coal revenues	**1,164,644**	**792,981**	**1,957,625**
Less: Thermal coal revenues	(67,291)	(4,402)	(71,693)
Met Coal revenues	**1,097,353**	**788,579**	**1,885,932**
Volume of Met Coal sold (Mt)	3.3	3.1	6.4
Realised price per Mt of Met Coal sold	**$329.4/t**	**$253.5/t**	**$292.8/t**

14

Glossary

A$	Australian dollar currency	**LTI**	Lost Time Injury
ABL	Asset Based Lending facility	**LV HCC FOB USEC index price**	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
AEST	Australian Eastern Standard Time	**Mbcms**	Million Bank Cubic Metres of waste movement
AU / AUS	Australia	**Met Coal**	Metallurgical quality coal
ASX	Australian Securities Exchange	**Mt**	Million tonnes, metric
Available Liquidity	Cash and Cash Equivalents (excluding restricted cash) and available Borrowings under our senior secured asset-based revolving credit facility dated 12 May 2021 ("ABL facility")	**Net Cash**	Refer Non-GAAP Financial Measures section
		NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
Available Liquidity	Cash and Cash Equivalents (excluding restricted cash) and available Borrowings under our senior secured asset-based revolving credit facility dated 12 May 2021 ("ABL facility")	**PCI**	Pulverised Coal Injection
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section	**PLV HCC FOB AUS index price**	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows	**PLV HCC CFR China index price**	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
CDI	Chess Depositary Interest	**Prime Waste**	Overburden removed (excluding rehandled waste) to gain access to the ore body
CHPP	Coal Handling Preparation Plant	**Realised Price Per Tonne of Met Coal Sold**	Refer Non-GAAP Financial Measures section
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter	**ROM**	Run of Mine, coal mined unwashed
EBITDA	Earnings before interest, tax, depreciation and amortization	**Saleable production**	Coal available to sell, either washed, available to be washed (yield adjusted), or bypassed
FOB	Free On Board in the vessel at the port	**Sales volumes**	Sales to third parties
FOR	Free on Rail in the railcar at the mine	**Strip Ratio**	Ratio of overburden removed to coal mined (ROM)
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.	**TRIFR**	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis (used in Australia)
FY	Full Year 1 January to 31 December	**TRIR**	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S.)
Group	Result for all Coronado Global Resources entities in Australia and the United States		
H1	First six months of calendar year	**TRIFR**	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis (used in Australia)
HCC	Hard coking coal		
HVA	High Vol A	**US$**	United States dollar currency
HVB	High Vol B	**U.S.**	United States of America
IPO	Initial Public Offering	**VWAP**	Volume Weighted Average Realised Price
Kt	Thousand tonnes, metric	**YTD**	Year-to-date for the period ending 30 June 2023

15